Exhibit 23





                        CONSENT OF INDEPENDENT ACCOUNTANTS



      We consent to the incorporation by reference in the prospectuses included in the registration statements of TriMas Corporation and subsidiaries on Form S-8 (Registration Nos. 33-31030 and 033-59243) and on Form S-3 (Registration Nos. 33-56372, 33-72462, 33-53889 and 33-59014) of our
report dated February 7, 1996, on our audits of the consolidated financial statements and financial statement schedule of TriMas Corporation and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
March 25, 1996